                                                                   Exhibit 4 (a)





                                                                DECEMBER 7, 2001



                      HUNTINGTON BANCSHARES INCORPORATED

                         EMPLOYEE STOCK INCENTIVE PLAN





                           EFFECTIVE AUGUST 15, 2001

                      HUNTINGTON BANCSHARES INCORPORATED
                         EMPLOYEE STOCK INCENTIVE PLAN

                               TABLE OF CONTENTS

                                                                                   PAGE
Article 1.  Establishment, Effective Date, and Term

      1.1   Establishment of the Plan............................................     1
      1.2   Objectives of the Plan...............................................     1
      1.3   Duration of the Plan.................................................     2

Article 2.  Definitions

      2.1   Award................................................................     2
      2.2   Award Date...........................................................     2
      2.3   Board or Board of Directors..........................................     2
      2.4   Business Day.........................................................     2
      2.5   Change In Control....................................................     3
      2.6   Code.................................................................     4
      2.7   Committee............................................................     4
      2.8   Corporation..........................................................     4
      2.9   Date of Exercise.....................................................     4
      2.10  Effective Date.......................................................     5
      2.11  Employee.............................................................     5
      2.12  Exchange Act.........................................................     5
      2.13  Fair Market Value....................................................     5
      2.14  Nonqualified Stock Option............................................     6
      2.15  Notice of Option Grant...............................................     6
      2.16  Option...............................................................     6
      2.17  Option Price.........................................................     6
      2.18  Part-time Employee...................................................     7
      2.19  Participant..........................................................     7
      2.20  Performance Targets..................................................     7
      2.21  Plan.................................................................     8
      2.22  Retirement...........................................................     8
      2.23  Shares...............................................................     8
      2.24  Subsidiary or Subsidiaries...........................................     8

                       HUNTINGTON BANCSHARES INCORPORATED
                         EMPLOYEE STOCK INCENTIVE PLAN

                               TABLE OF CONTENTS

                                                                                   PAGE
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Article 3.  Administration

     3.1    The Committee........................................................     8
     3.2    Authority of the Committee...........................................     9
     3.3    Decisions Binding....................................................     9
     3.4    Expenses.............................................................    10

Article 4.  Shares Subject to the Plan and Maximum Awards

     4.1    Number of Shares Available for Grants................................    10
     4.2    Lapsed Awards........................................................    10
     4.3    Adjustments in Authorized Shares.....................................    10

Article 5.  Eligibility and Participation........................................    11

Article 6.  Stock Options

      6.1   Granting of Options..................................................    11
      6.2   Notice of Option Grant...............................................    11
      6.3   Option Price.........................................................    12
      6.4   Vesting..............................................................    12
      6.5   Duration of Options..................................................    12
      6.6   Exercise of Options..................................................    12
      6.7   Payment..............................................................    12
      6.8   Restrictions on Share Transferability................................    14
      6.9   Exercise Upon Termination of Employment..............................    14
     6.10   Nontransferability of Options........................................    15
     6.11   Source of Shares.....................................................    15

Article 7.  Beneficiary Designation..............................................    16

                       HUNTINGTON BANCSHARES INCORPORATED
                         EMPLOYEE STOCK INCENTIVE PLAN

                               TABLE OF CONTENTS

                                                                                 PAGE
Article 8.  Rights of Employees and Shareholders

     8.1   Employment............................................................  16
     8.2   Rights of a Shareholder...............................................  16

Article 9.  Change In Control

     9.1   Treatment of Awards...................................................  17
     9.2   Termination, Amendment, and Modifications of Change In Control
            Provisions...........................................................  17

Article 10.  Amendment, Modification, and Termination............................  17

Article 11.  Withholding

     11.1   Tax Withholding......................................................  18
     11.2   Share Withholding....................................................  18

Article 12.  Indemnification.....................................................  18

Article 13.  Successors..........................................................  19

Article 14.  Unfunded Plan.......................................................  19

Article 15.  Legal Construction

     15.1   Gender and Number....................................................  20
     15.2   Severability.........................................................  20
     15.3   Requirements of Law..................................................  20
     15.4   Governing Law........................................................  20

                      HUNTINGTON BANCSHARES INCORPORATED
                         EMPLOYEE STOCK INCENTIVE PLAN


ARTICLE 1.  ESTABLISHMENT, EFFECTIVE DATE, AND TERM

1.1 Establishment of the Plan. Huntington Bancshares Incorporated, a Maryland corporation (hereinafter referred to as the "Corporation"), has established an employee stock incentive plan to be known as the "Huntington Bancshares Incorporated Employee Stock Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options to a broad-based group of the Corporation's employees and as such does not require approval by the Corporation's shareholders.

     The Plan shall become effective as of August 15, 2001 (the "Effective Date"). The Plan shall remain in effect as provided in Article 1.3 hereof.

1.2 Objectives of The Plan. The objectives of the Plan are to help optimize the profitability and growth of the Corporation through incentives which are consistent with the Corporation's objectives and which link the interests of Participants to those of the Corporation's stockholders; to induce Participants to strive for the highest level of performance; and to promote teamwork among Participants.

     The Plan is further intended to assist the Corporation in its ability to motivate, attract, and retain the services of Participants and to allow Participants to share in the success of the Corporation.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Article 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors, or a Committee delegated by the Board, to amend or terminate the Plan at any time pursuant to Article 10 hereof. However, in no event may an Award be granted under the Plan on or after August 14, 2011.

ARTICLE 2.  DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options.

2.2 "Award Date" means a date established from time-to-time by the Committee when Participants are entitled to receive an Option. The initial Award Date shall be September 4, 2001.

2.3 "Board" or "Board of Directors" means the Board of Directors of the Corporation.

2.4 "Business Day" means a day when the NASDAQ National Market or such other established market on which the shares are traded is open for business and the Shares are traded.

2.5  "Change In Control" means any of the following events:

     (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect as of the date of this Agreement), other than the Corporation or any "person" who as of the Effective Date is a director or officer of the Corporation or whose Shares are treated as "beneficially owned" (as such term is used in Rule 13d-3 of the Exchange Act as in effect as of the Effective Date) by any such director or officer, becomes the "beneficial owner," directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities;

     (b) individuals who, as of the Effective Date, constitute the Board of Directors of the Corporation (the "incumbent board") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the "incumbent board" shall be considered as though such individual were a member of the "incumbent board," but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

     (c) a merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

     (d) a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Corporation on a consolidated basis;

     (e)  a liquidation or dissolution of the Corporation;

     (f) a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or

     (g) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.6 "Code" means the Internal Revenue Code of 1986, as amended from time-to-time.

2.7  "Committee" means the Compensation and Stock Option Committee of the Board.

2.8 "Corporation" means Huntington Bancshares Incorporated, a Maryland corporation, together with any and all Subsidiaries, and any successor thereto as provided in Article 13 herein.

2.9 "Date of Exercise" means the date the Participant irrevocably elects to exercise his Option by notice given to the person or agent designated by the Committee as administering the exercise of Options, in accordance with Committee procedures for exercising Options.

2.10 "Effective Date" shall have the meaning ascribed to such term in Article
     1.1 hereof.

2.11 "Employee" means any common law employee on the payroll records of the Corporation and is not covered by a collective bargaining agreement, except an "Employee" shall not include the following:

     (a) any employee designated to be terminated as part of the Florida branch divestiture;

     (b)  any employee of J. Rolfe Davis;

     (c) any officer of the Corporation for purposes of Section 16 of the Exchange Act;

     (d) any inactive employee on a leave of absence other than a leave expressly protected by law, such as FMLA or military leave; and

     (e)  any seasonal, temporary or transition pay employee.

     Any person not on the payroll records of the Corporation as a common law employee is excluded from the definition of Employee regardless of whether such person's employment status is recharacterized by any court or governmental agency.

2.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time-to-time, or any successor act thereto.

2.13 "Fair Market Value" shall be, on any given date, the closing price at which a Share was sold on the NASDAQ National Market or such other established securities market on which the Shares are traded or, if such date is not a Business Day, then the Business Day immediately preceding such date, except for the purpose of determining the consecutive Business Day period under Article 2.18. In any other situation not covered by the foregoing, "fair market value" shall be determined in good faith by the Committee, using principles consistent with the intent and purpose of Code Section 422 and the regulations issued pursuant thereto.

2.14 "Nonqualified Stock Option" means an Option to purchase Shares which is not intended to meet the requirements of Code Section 422.

2.15 "Notice of Option Grant" means a notice mailed by the Corporation notifying each Participant of his Award, which Notice of Option Grant shall:

     (a)  incorporate by reference the terms and provisions of the Plan;

     (b) shall contain such terms and conditions on exercisability of Options granted thereunder as the Committee shall determine; and

     (c) be sent to each Participant as soon as practicable after the applicable Award Date.

2.16 "Option" means a Nonqualified Stock Option to purchase Shares granted to a Participant pursuant to this Plan.

2.17 "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option as established under Article 6.3.

2.18 "Part-time Employee" means for the purposes of this Plan an Employee who is a class code P-3 or P-4 Employee.

2.19 "Participant" means an Employee who has an outstanding Award granted under the Plan.

2.20 "Performance Targets" means the performance objectives established by the Committee that the Shares must meet for an Option to be exercisable prior to five (5) years following the Award Date. Subject to the terms of this Plan, the Committee may establish these performance objectives based on the Fair Market Value of the Shares exceeding by at least a stated percentage or a set dollar amount, the Option price, and the number of consecutive business days that the Fair Market Value must be maintained or exceeded. Any non-Business Day will not be considered in determining consecutive Business Days. The Performance Targets for the Awards made on the initial Award Date require:

     (a) that the Share's Fair Market Value reach an amount targeted by the Committee on that Award Date which is one hundred and forty percent (140%) of the Fair Market Value on that Award Date rounded to the nearest whole dollar, and

     (b) that targeted Fair Market Value is maintained for five (5) consecutive Business Days.

     In the event of any adjustment in authorized Shares as provided in Article 4.3, a corresponding adjustment will be made to Fair Market Value in the manner provided by Article 4.3.

2.21 "Plan" shall have the meaning ascribed to such term in Article 1.1.

2.22 "Retirement" means, in the case of an Employee, the retirement from the employ of the Corporation under one or more of the retirement plans of the Corporation, or as otherwise specified by the Committee.

2.23 "Shares" means the shares of common stock of the Corporation.

2.24 "Subsidiary" or "Subsidiaries" means any corporation or other entity whose financial statements are consolidated with the Corporation.

ARTICLE 3.  ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including by telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. The Committee may authorize one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. A member of the Committee shall not exercise any discretion respecting himself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice of the Committee and the affected member. Any member of the Committee may resign upon notice to the Board.

3.2 Authority of the Committee. Except as limited by law or by the Charter or Bylaws of the Corporation, and subject to the provisions herein, the Committee shall have full power to determine the Employees eligibility to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Participants; establish, amend, or waive rules and regulations for the Plan's administration as they apply to Participants; and (subject to the provisions of Article 10 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines, except for any authority under Article 10.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Corporation, its stockholders, Employees, Participants, and their estates and beneficiaries.

3.4 Expenses. The Corporation shall bear the expenses of Plan Administration except the Participant will pay any transaction, brokerage, or Securities and Exchange Commission fees payable on the exercise of an Option.

ARTICLE 4.  SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Article 4.3 herein, the number of Shares hereby reserved for issuance to
     Participants under the Plan shall be four million (4,000,000) Shares.   For
     purposes of computing the maximum number of shares that may be issued under the Plan, if Shares are tendered in payment of all or a portion of the Option Price, then the number of Shares issued in connection with such exercise is the number of Shares subject to Option that was exercised, net of the number tendered in payment.

4.2 Lapsed Awards. If any Award granted under this Plan terminates, expires, or lapses for any reason, any Shares subject to such Award shall again be available for a grant of an Award under the Plan.

4.3 Adjustments in Authorized Shares. In the event of any change in the number of outstanding Shares through the declaration and payment of a stock dividend or stock split, spin off, merger, or other reorganization, or through any recapitalization resulting in the combination or exchange of Shares in which the Corporation does not receive any consideration, a corresponding adjustment shall be made in the number of Shares which may be delivered under Article 4.1, in the number and/or price of Shares subject to outstanding Awards granted under the Plan; provided, however, that the number of

     Shares subject to any Award shall always be a whole number (by rounding down); provided, further, that the Committee shall, in its sole discretion, make any further adjustments as are necessary to prevent dilution or enlargement of rights.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

Each Employee or Part-time Employee shall be entitled to receive an Option under the Plan at the initial Award Date. Each Employee or Part-time Employee may be entitled to receive an Option under the Plan on such later Award Dates as determined by the Committee.

ARTICLE 6.  STOCK OPTIONS

6.1 Granting of Options. On the initial Award Date, each Employee other than a Part-time Employee shall receive an Option to purchase four hundred (400) Shares at an Option Price equal to the Fair Market Value of the Shares on the initial Award Date. On the initial Award Date, each Part-time Employee shall receive an Option to purchase two hundred (200) Shares at an Option Price equal to the Fair Market Value of the Shares on the initial Award Date. After the initial Award Date, the Committee shall select the number for Shares available for subsequent Awards to Employees and Part-time Employees.

6.2 Notice of Option Grant. Each Option grant shall be evidenced by Notice of Option Grant that specifies the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the date of grant, the Performance Targets, and such other provisions as the Committee shall determine. No award agreements will be issued with respect to Options granted under this Plan.

6.3 Option Price. The Option Price shall be one hundred percent (100%) of the Fair Market Value of a Share on the Award Date.

6.4 Vesting. Options shall be fully vested and exercisable as of the earlier of:

     (a)  the fifth (5/th/) anniversary of the Award Date for the Option;

     (b) the first day occurring after the Award Date for the Option on which the Performance Targets are met;

     (c)  a Change in Control as provided in Article 9; or

     (d)  the Retirement of a Participant.

6.5 Duration of Options. Each Option granted to an Employee shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable on or later than the tenth (10/th/) anniversary of the Award.

6.6 Exercise of Options. An Option shall be deemed to be exercised on the Date of Exercise. Except as otherwise provided in this Plan, Options shall be exercisable, in whole or in part, at such times and be subject to such restrictions as set forth in the applicable Notice of Option Grant.

6.7 Payment. Options shall be exercised by the delivery of irrevocable instructions, to the Corporation or its designated agent, setting forth the number of Shares with respect to which the Option is to be exercised.

     (a) The Option Price upon exercise of any Option shall be payable to the Corporation in full either:

          (i)   in cash;

          (ii) by tendering previously acquired Shares, including by attestation, having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender);

          (iii) by a combination of (i) and (ii);

          (iv) by delivering a properly executed exercise notice together with irrevocable instructions (which may be by the use of a telephone or other means of electronic communication) to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the Option Price (a "cashless exercise"), as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restrictions (which means the Corporation may facilitate by entering into agreements for coordinated procedures with one or more brokerage firms); or

          (v) by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

     (b) The value of Shares surrendered in payment of the Option Price shall be equal to the Fair Market Value of the Option Price on the Date of Exercise. Upon receipt of such notice of exercise of an Option and upon payment of the Option Price by a method other than a cashless exercise, the Corporation or its designated agent shall promptly deliver to the Participant a certificate or certificates (or other equivalent evidence of ownership used by the Corporation) for the Shares purchased, subject to any transaction, brokerage, or Securities and Exchange Commission fees.

6.8 Restrictions on Share Transferability. In addition to the foregoing, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.9 Exercise Upon Termination of Employment. Options that had not previously become exercisable pursuant to Article 6.4 shall expire upon termination of employment. Options held by a Participant that have become exercisable pursuant to Article 6.4 shall expire as of the earliest to occur of the following:

     (a)  Ten (10) years following the Option's Award Date.

     (b) Where termination of employment of a Participant is due to Retirement, except as set forth below in subsection (c), all of his Options that were exercisable at the time of Retirement may be exercised up to ten
          (10) years from the Option's Award Date.

     (c) Where termination of employment of a Participant is due to death, or where a Participant dies after Retirement, all of his Options that were exercisable at the time of death may be exercised by the Participant's beneficiary or beneficiaries hereunder for two (2) years following the date of death.

     (d) In the event a Participant's employment with the Corporation is terminated for any reason other than as stated in the preceding subsections (b) and (c), his exercisable Options shall terminate upon the termination of employment.

     (e) The original expiration date for the Options as designated by the Committee as provided in Article 6.5.

     In addition to the foregoing, the Committee may include such provisions in the Notice of Option Grant as it deems advisable (which may be more restrictive than described above), which provisions shall be uniform among all Options issued at the same Award Date, and which may reflect distinctions based on the reasons for termination of employment.

6.10 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

6.11 Source of Shares. Upon the exercise of an Option for Shares, the Corporation or its agent shall deliver to the Participant Shares which may be either authorized and unissued Shares or authorized and issued Shares held in the Corporation's treasury or issued and outstanding shares of Common Stock held by any employee stock benefit trust established by the Corporation.

ARTICLE 7.  BENEFICIARY DESIGNATION

The Participant's beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit will be the Participant's beneficiary or beneficiaries under the Employee group life insurance program of the Corporation as validly designated by the Participant. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 8. RIGHTS OF EMPLOYEES AND SHAREHOLDERS

8.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Participant's employment at any time, with or without cause, nor confer upon any Participant any right to continue in the employ of the Corporation.

8.2 Rights of a Shareholder. No Participant shall have any rights as a shareholder until full payment has been made for Shares purchased by such Participant hereunder, all required income, Social Security and Medicare withholding requirements have been satisfied, and a Share certificate (or other equivalent evidence of ownership used by the Corporation) therefor is actually issued to such Participant. No adjustment will be made for dividends or other rights as to which the record date is prior to the date of such issuance, except as may otherwise be determined by the Committee, in its sole discretion, in the event that a dividend is payable during the final month of the Plan.

ARTICLE 9.  CHANGE IN CONTROL

9.1 Treatment of Awards. Notwithstanding any provision in this Plan to the contrary, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all Options granted hereunder shall become immediately exercisable in full, and all such Options shall remain within the provisions of this Plan.

9.2 Termination, Amendment, and Modifications of Change In Control Provisions. Notwithstanding any other provision of this Plan, the provisions of this
     Article 9 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards.

ARTICLE 10.  AMENDMENT, MODIFICATION, AND TERMINATION

Subject to Article 9.2 herein, the Board or Committee may at any time and from time-to-time, alter, amend, suspend, or terminate the Plan in whole or in part. However, the Committee shall not have the authority to:

     (a)  change the total number of shares available for grants as set forth in
          Article 4.1,

     (b)  change the minimum Option Price of an Option as set forth in Article
          6.3,

     (c)  change eligible Participants to receive Awards,  or

     (d)  reprice or alter the Option Price of Options.

The termination or amendment of the Plan shall not, without the Participant's consent, adversely affect such Participant's rights under an Option previously granted.

ARTICLE 11.  WITHHOLDING

11.1 Tax Withholding. The Corporation shall have the power and the right to deduct or withhold, from other earnings due to a Participant and/or require a Participant to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

11.2 Share Withholding. With respect to withholding required upon the exercise of Options or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect to satisfy the Federal, state, and local tax withholding requirement, in whole or in part, by (a) having the Corporation withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory tax withholding rate which could be withheld on the transaction or (b) the delivery of Shares that have been held for a minimum of six months to the Corporation (including attestation) having a Fair Market Value equal to the amount of the tax withholding obligations related to the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Delivery or withholding of fractional Shares shall not be permitted.

ARTICLE 12.  INDEMNIFICATION

Each person who is or shall have been a member of the Committee, of the Board or their agents, shall be indemnified and held harmless by the Corporation against and from any loss,

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cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Corporation's approval, or paid by him in satisfaction of any judgement in any such action, suit, or proceeding against him, provided he shall give the Corporation an opportunity at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Charter or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

ARTICLE 13.  SUCCESSORS

All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Corporation, or a merger, consolidation, or otherwise.

ARTICLE 14.  UNFUNDED PLAN

The Plan shall be unfunded and the Corporation shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Awards under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. Except as provided herein, no such obligation of the Corporation shall be deemed to be secured by any pledge of, or other

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encumbrance on, any property of the Corporation.  The proceeds received by the
Corporation from the issuance of Shares pursuant to the exercise of Options will be used for general Corporation purposes.

ARTICLE 15.  LEGAL CONSTRUCTION

15.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

15.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.4 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Ohio.

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